UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                              Commission File Number:  333-80193

                     GE GLOBAL INSURANCE HOLDING CORPORATION
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             (Exact name of registrant as specified in its charter)

                                  5200 METCALF
                           OVERLAND PARK, KANSAS 66202
                                 (913) 676-5200
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                7% NOTES DUE 2026
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            (Title of each class of securities covered by this Form)

                                      NONE
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(i)    [X]
           Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

           Approximate number of holders of record of the 7% NOTES DUE 2026 as of the certification or notice date: 88

           Pursuant to the requirements of the Securities Exchange Act of 1934, GE GLOBAL INSURANCE HOLDING CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 15, 2004                   By:   /s/ Marc A. Meiches
                                            ------------------------------------
                                            Name:   Marc A. Meiches
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.